EXHIBIT 11.

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

SCAN-OPTICS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(thousands, except share data)

						    Year Ended December 31

					       1996        1995         1994
					     ----------------------------------
Primary earnings per share

Average common shares outstanding             6,530,244   6,512,475   6,030,469

Average Class A common shares outstanding                               427,232

Net effect of dilutive stock options and
   warrants - based on the treasury stock
   method using the weighted average market
   price for the year                           185,218     107,795     401,843
					     ----------   ---------   ---------
	 Total                                6,715,462   6,620,270   6,859,544
					     ==========   =========   =========

	 Net income (loss)                   $    3,274   $  (1,255)  $   1,284
					     ==========   =========   =========

	 Earnings (loss) per share           $     0.49   $   (0.19)  $    0.19

					     ==========   =========   =========
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